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                                                                     EXHIBIT 4.4

                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F

                        COMPREHENSIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY COMPANY

                                       AND

                        GUANGSHEN RAILWAY COMPANY LIMITED

                          DATED AS OF NOVEMBER 15, 2004

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                                TABLE OF CONTENTS

Article 1    Scope of the Comprehensive Services............................3
Article 2    Undertakings and Warranties....................................4
Article 3    Security Services..............................................7
Article 4    Hygienic and Anti-Epidemic Services............................8
Article 5    Nursery and Kindergarten Services..............................9
Article 6    Contracted Train Conductor Services............................9
Article 7    Other Services................................................13
Article 8    Liabilities for Breach of Contract............................14
Article 9    Miscellaneous Provisions......................................15


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      This Comprehensive Services Agreement (this "Agreement") is entered into by and between:

      (1)   GUANGZHOU RAILWAY GROUP YANGCHENG RAILWAY COMPANY ("Party A")

            Legal address: No. 28 Baiyun Road, Guangzhou; and

      (2)   GUANGSHEN RAILWAY COMPANY LIMITED ("Party B")

            Legal address: No. 1052 Heping Road, Shenzhen

      Whereas:

      (1) Party A is a comprehensive rail services provider duly existing with the independent legal person capacity after its rail transportation assets and business are purchased by Party B, and has the requisite power for contract performance;

      (2) Party B is a rail transportation operator and intends to retain Party A to provide it with various kinds of services related to Party B's business after its acquisition of Party A's rail transportation assets and business;

Now, therefore, in accordance with the Contract Law of the People's Republic of China (the "PRC") and other relevant PRC laws and regulations, Party A and Party B, after consultations and by adhering to the principle of equality and free will, hereby reach the following agreement regarding Party A's provision of the Comprehensive Services to Party B:

                 ARTICLE 1 SCOPE OF THE COMPREHENSIVE SERVICES

      1.1 The services to be provided to Party B by Party A hereunder shall include security services, hygienic and anti-epidemic services, nursery and kindergarten services, property management, buildings maintenance and repair, and any other services that are consistent


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with the purposes of this Agreement (hereinafter referred to as the
"Comprehensive Services"). The property management services shall include the management of the employee dormitories and apartments.

      1.2 For purposes of this Agreement, unless otherwise expressly provided herein, references to "Party A" shall include Party A itself, and any company, entity and department that are owned, controlled, managed or used by Party A during the term of this Agreement, including any institutions, equipment, facilities, premises, buildings and employees that are owned, controlled, managed or used by such company, entity or department.

                     ARTICLE 2 UNDERTAKINGS AND WARRANTIES

      2.1 Party A agrees to provide the Comprehensive Services to Party B pursuant to this Agreement and hereby undertakes and warrants to Party B as follows:

            2.1.1 Party A shall, and shall cause the companies, entities and departments that are owned, controlled, managed or used by it to, provide the Comprehensive Services to Party B pursuant to the provisions contained herein.

            2.1.2 Unless otherwise provided herein, Party A shall have complete and unrestricted ownership, control, management rights and use rights to any entity subordinate to it; and that its rights, control, management and use, or the size, scope, quality or quantity of any of such entity shall not be reduced during the term hereof.

            2.1.3 The quality, quantity and contents of any Comprehensive
                  Services to be provided hereunder shall not be inferior to the standard of the same type of services provided by Party A within its own organization prior


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                  to the date hereof, or provided to any third party by Party A after the effectiveness hereof.

            2.1.4 In the provision of the Comprehensive Services hereunder,
                  Party A may not discriminate against Party B or deliberately make things difficult for Party B to do or otherwise unfairly treat Party B, and shall provide the Comprehensive Services to Party B as a top priority and at the most competitive quality and price if practicable.

            2.1.5 All fees received from Party B as specified herein for the
                  Comprehensive Services provided hereunder shall not be used for any purpose other than the benefit of the entities that have actually provided the Comprehensive Services hereunder.

      2.2 Party B agrees to receive the Comprehensive Services from Party A pursuant to this Agreement and hereby undertakes and warrants to Party A as follows:

            2.2.1 Party B shall pay Party A the agreed fees for the
                  Comprehensive Services provided by Party A hereunder.

            2.2.2 Subject to any contrary provisions herein, any and all of the service fees payable by Party B for each year shall be prepaid by Party B in 12 installments with one installment of an agreed amount for each month. After the effectiveness of this Agreement, the installment of the service fees for each month shall be paid to an account designated by Party A within the first five days (which shall be extended accordingly if any holiday falls within such five days) of such month. Where any portion of any installment becomes overdue, delay payment interest shall accrue thereon at a rate of 0.03% for each day of delay.


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            2.2.3 In case Party B provides any services to Party A and shall receive any fees from Party A therefor, the above undertakings and warranties of one party to the other in respect of payment shall be equally applicable to both parties.

      2.3 Standard for Settlement of Service Fees

            2.3.1 The rate of fees for hygienic and anti-epidemic services and security services shall remain unchanged during the term hereof and the settlement base amount of such fees shall be determined according to the following formula:

                  fees for hygienic and anti-epidemic services and security services for any given year = {[Party B's converted turnover volume in such given year / (arithmetic average of Party B's converted turnover volumes during the period from 2002 to
                  2004)] x 50% + [Party B's operating revenue during such given year / (arithmetic average of Party B's operating revenues during the period from 2002 to 2004)] x 50%} x Party A's expenses for the provision of the hygienic and anti-epidemic services and security services in 2004, whereof, the "converted turnover volume" refers to the volume of passengers and freight accomplished by Party B calculated on the basis of the weight and the mileage of the freight carried by Party B and the number and mileage of passengers carried by Party B.

                  Party B's converted turnover volume and operating revenues as set forth above shall be calculated on the basis of Party B's business model after its acquisition of Party A's rail transportation assets and business.


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            2.3.2 Fees for nursery and kindergarten services provided to Party B by Party A shall be calculated according to the following formula:

                  fees payable by Party B for nursery and kindergarten services = total expenses (costs) incurred by Party A's nurseries and kindergartens / number of all of the children therein x number of children of Party B's employees therein.

            2.3.3 Fees payable to Party A for its provision of the property management and buildings maintenance and repair services shall be equal to the complete costs of such item of services x (1+8% rate of profit).

      2.4 In case of any change to the above scope of the Comprehensive Services, both parties agree to determine the rate of fees for any item of services on the basis of the above principles.

      2.5 References to "expenses", "complete costs" or "costs" shall mean costs inclusive of taxes and be composed of the "expenses" or "costs" set forth in the audited financial statements and the taxes and charges payable by the service provider for the service fees received by it. Such taxes and charges shall include business tax at a rate of 5%, urban construction tax at a rate of 7%, education surcharge at a rate of 3% and anti-flood dam building charge at a rate of 1.3-0/00.

            The party receiving services may, subject to a 30-day's prior notice to the party providing services, in conjunction with the party providing services, retain an accounting firm to audit the said costs and expenses, and the result of such audit shall be the conclusive evidence for the determination of the said costs and expenses.

                           ARTICLE 3 SECURITY SERVICES

            3.1 Party A agrees to provide Party B with security services through those


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railway public security departments, railway procuratorates and railway courts subordinate to Party A, including but not limited to the duty of guarding, railway stations and trains during Party B's daily operation and spring-festival operation, maintaining the public order and security when passengers buy tickets, board or get off trains, enter or leave railway stations and when owners of goods receive, consign or transport the goods, following up and investigating and handling such offenses as striking trains with stones, placing obstacles on tracks and stealing railway materials, assisting Party B in handling such disasters and accidents as rail line bodily injury or death and traffic accidents caused by motor vehicles, supervising railway fire-fighting work and preventing fire and explosion.

            3.2 Party A shall ensure that those railway public security departments, railway procuratorates and railway courts subordinate to it shall diligently perform the services set forth in 3.1 above for Party B to protect Party B's legal interests.

                  ARTICLE 4 HYGIENIC AND ANTI-EPIDEMIC SERVICES

      4.1 Party A hereby agrees to provide Party B, its employees and their family members with planned immunization, occupational disease prevention and treatment, environmental monitoring, disease control, recuperation and convalescence as well as other related services through its hygienic and anti-epidemic institutions and entities. Party A must ensure that it shall:

      (a) put diseases under strict control and provide technical hygienic services in a timely manner;

      (b) monitor various hygienic practices, environmental protection, and prevention and treatment of occupational diseases and tuberculosis in accordance with law to make sure that all of such work is performed strictly in compliance with relevant laws and regulations; and


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      (c)   give health education to Party B's employees.

      4.2 Should Party B suffer from an unexpected accident or natural disaster and need relevant departments under Party A to provide additional hygienic and anti-epidemic services, Party A shall actively provide such services and Party B shall pay Party A the fees for such services at the amount actually incurred by Party A.

                   ARTICLE 5 NURSERY AND KINDERGARTEN SERVICES

      5.1 Party A agrees to provide Party B's employees with nursery and kindergarten services through its own nurseries and kindergartens and ensure that:

      (a) children of Party B's employees can go to the nurseries and kindergartens as close to them as possible;

      (b) quality of education and facilities in Party A's nurseries and kindergartens shall be no inferior than that in the other local nurseries and kindergartens of the same level; and

      (c) children of Party B's employees can enjoy the equal treatment in Party A's nurseries and kindergartens as other children therein.

      5.2 Any and all other miscellaneous expenses charged by nurseries and kindergartens against certain children therein for personal purposes in accordance with relevant local regulations shall be paid by Party B's individual employees whose children enter nurseries or kindergartens. Party A shall not charge Party B's employees any kind of so-called "education development fees" or any other fees of the same nature or for the same purpose.

                  ARTICLE 6 CONTRACTED TRAIN CONDUCTOR SERVICES

      6.1 Party B agrees that Party A's subsidiary companies, Guangdong Railway Youth Travel Service Co., Ltd. ("GRYTS") and Shaoguan Labor Service Company


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("SGLS"), shall contract to provide train conductor services to portion of the passenger trains operated by Party B. The specific train runs contracted to GRYTS and SGLS and the related contracting fees shall be determined by and between such Party B and GRYTS and SGLS on a case-by-case basis.

      6.2 The scope of the conductor services contracted to GRYTS and SGLS shall include but not limited to the sale of tickets for, and operation of buffet business and sale of train commodities related to the relevant contracted passenger train runs.

      6.3 Revenues received by GRYTS and SGLS from their sale and make-up sale of tickets for the relevant contracted passenger train runs shall be vested in Party B; revenues received by GRYTS and SGLS from their sale of commodities and operation of buffet business on trains shall be vested in GRYTS and SGLS. The expenses for the use and maintenance and repair of the contracted trains and the train expenses stipulated by the Ministry of Railway for such trains shall be paid by Party B. The train conductor services for the contracted trains shall be performed by GRYTS and SGLS and the salary of the conductors and any and all of the expenses incurred in the provision of the contracted conductor services for the contracted trains shall be paid by GRYTS and SGLS; provided that, liabilities for bodily injury or death of any passenger on any of the contracted trains not attributable to GRYTS or SGLS, shall be assumed by Party B.

      6.4 Party A hereby warrants that it will cause GRYTS and SGLS to achieve their respective contracted ticket sales revenue targets on the basis of safe transportation and observance of railway code of ethics. The contracted ticket sales revenue targets shall be determined by Party B and GRYTS and SGLS subject to mutual agreement on the basis of the specific train runs contracted to GRYTS and SGLS. In case the actual ticket sales revenues made by GRYTS or SGLS exceed its respective contracted ticket sales revenue target, the payment to GRYTS or SGLS for its provision of the contracted conductor


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services hereunder shall be increased in proportion to the amount of the actual ticket sales revenue made by it in excess of its respective ticket sales revenue target. On the contrary, in case the actual ticket sales revenues made by GRYTS or SGLS fail to reach its respective contracted ticket sales revenue target, the payment to GRYTS or SGLS for its provision of the contracted conductor services hereunder shall be reduced in proportion to the difference between the actual ticket sales revenue made by it and its respective ticket sales revenue target. In case a force majeure event occurs during the term of the operation by GRYTS and SGLS of the contracted conductor services and the ticket sales revenues for the contracted trains are materially and adversely affected thereby, the ticket sales revenue targets may be reviewed and re-determined by and between Party B and GRYTS and SGLS subject to mutual agreement between them after consultations.

      6.5 For the contracted conductor services and related train services provided by GRYTS and SGLS, each of GRYTS and SGLS shall receive from Party B service fees and a share of the revenue from the make-up sale of tickets. The fees for the provision of the conductor services and related services contracted to GRYTS and SGLS hereunder shall be calculated on the basis of the conductor services/1000 train-kilometer (excluding the power generation cars), and shall be RMB 800/1000 train-kilometer for each passenger train conductor for the air-conditioned cars and RMB 400/1000 train-kilometer for each passenger train conductor for the non-air-conditioned cars. GRYTS and SGLS shall each be entitled to receive 30% of the revenue from its make-up sale of tickets as its share. The above fees shall be settled by the quarter and Party B and GRYTS and SGLS shall confirm the settlement amount within 15 days as of the end of each quarter. Upon confirmation of the settlement amount, Party B shall pay the same to GRYTS or SGLS (as the case may be) within 10 days as of its receipt of the formal invoice from GRYTS or SGLS (as the case may be).


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      6.6 Fees involved herein shall not be included in the settlement fees set forth in Clause 2.3.

      6.7 GRYTS and SGLS shall have use rights only and not ownership to the trains contracted to them. Neither of them may sublease or transfer any of the trains contracted to them, or add or remove any part from any of such trains without prior consent from Party B.

      6.8 Neither of GRYTS and SGLS may use any of the trains contracted to them for illegal operation and the scope of business activities conducted by each of GRYTS and SGLS may not exceed their respective scope of business set forth on their business license or the scope of the business contracted to it hereunder.

      6.9 Both GRYTS and SGLS shall protect the facilities of the trains contracted to them and shall be responsible for maintaining the facilities of the trains contracted to them safe and intact; provided that GRYTS and SGLS shall not be held liable if any train is substantially damaged or destroyed due to the occurrence of a force maejure event. In case any contracted train is substantially damaged or destroyed due to the occurrence of a force majeure event, either GRYTS or SGLS (as the case may be) shall promptly notify Party B thereof. In case of the failure of GRYTS or SGLS (as the case may be) to give such notice and any economic loss is caused thereby, such economic loss shall be assumed by GRYTS and SGLS (as the case may be).

      6.10 GRYTS and SGLS shall be liable for any accident relating to transportation safety and any incident relating to railway code of ethics occurring to or in any contracted train and any loss resulted therefrom during the term of the operation by GRYTS and SGLS of the contracted business hereunder, unless the Ministry of Railway determines that such accident and incident shall not be attributable to GRYTS or SGLS and the persons liable for such accident and incident have been identified. In case of any such accident or


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incident, GRYTS and SGLS shall assist Party B in bringing a claim against the persons held liable for therefor.

                            ARTICLE 7 OTHER SERVICES

      7.1 Party B hereby retains Party A to provide property management and related services to Party B's bachelor dormitories and other housing including but not limited to housing repair, maintenance and management, and related daily water and electrical power supply, greening, cleaning, fire-prevention, theft-prevention, road maintenance and public lighting.

      7.2 The housing property management and related services provided by Party A to Party B's employees shall be at least of the same level (same management fees, same service standards and opportunities) as the same services provided by Party B to employees of Guangzhou Railway (Group) Company and other group companies.

      7.3 Party B may, based on its actual needs, retain Party A to provide it with building repair and maintenance services. Such repair and maintenance services must comply with the regulatory standards set by the State or the relevant industry and Party B's own technical and quality requirements.

      7.4 Subject to mutual agreement between Party A and Party B after consultations, Party A and Party B may execute separate lease contracts regarding Party A's lease of property such as office buildings and residential buildings to Party B; provided that the rate of rental for such lease shall be no higher than the prevailing market price or the rate of rental offered to any third party by Party A.

      7.5 Any and all of the house purchase contracts executed by Party A with any employees transferred from Party A to Party B as a result of the assets and business acquisition by Party B, shall be continued to be performed by Party A, including both rights and obligations under such contracts.


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      7.6 Any of Party A's existing land planned for residential building construction for which Party A has executed a contract shall be vested in Party
A. After the completion of the building on such land, the building shall first be divided between Party A and Party B in proportion to the number of employees of each party residing in the area where the building is located. Each of Party A and Party B shall then allocate among its own employees the portion of houses in such building distributed to it. The difference between the expenses required by the construction of such building and the proceeds from the sale of houses in such building to the employees of Party A and Party B pursuant to relevant regulations of the local government, shall be apportioned between Party A and Party B according to the number of houses distributed to it.

      7.7 To the extent that both the price and quality are appropriate, Party B will purchase steel crossties from Party A's subsidiary company, Lechang Anjie Rail Crossties and Tracks Co., Ltd., based on Party B's business needs and such transactions shall be conducted on the basis of the market price or industrial guiding price.

      7.8 Any and all of the fees paid to Party A or any of Party A's subsidiary companies pursuant to clauses 7.4, 7.6 or 7.7 shall not be included in the settlement fees set forth in Clause 2.3 hereinabove.

                  ARTICLE 8 LIABILITIES FOR BREACH OF CONTRACT

      8.1 Both parties shall perform their respective obligations hereunder voluntarily and in good faith. Should this Agreement be rendered unable to be performed either in whole or in part due to any breach of either party, the breaching party shall assume the liabilities for such breach. Should both parties breach this Agreement, each of the parties shall assume its respective liabilities in proportion to its own fault; provided that, the assumption of the liabilities for breach of contract shall not prejudice the right of the non-breaching party to request the breaching party to continue to perform its obligations.


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      8.2 In the event that any of Party A's wholly-owned or controlled subsidiaries or controlled entities who performs any of Party A's obligations hereunder pursuant to this Agreement or any supplementary agreement hereto commits a breach, such subsidiary or entity shall assume its respective liabilities for such breach and Party A shall assume joint liabilities therefor.

      8.3 For any fees payable by Party B to Party A or any of its wholly-owned or controlled subsidiaries or other controlled entities hereunder, invoices or receipts shall be issued to Party B in accordance with PRC tax laws or other relevant laws or regulations. Party A or any of its wholly-owned or controlled subsidiaries or other controlled entities shall fully indemnify Party B against any loss arising from any penalty imposed upon or any claim brought against Party B due to the violation by any of Party A or its wholly-owned or controlled subsidiaries or controlled entities of any relevant stipulations.

                       ARTICLE 9 MISCELLANEOUS PROVISIONS

      9.1 This Agreement shall come into effect upon:

            9.1.1 execution and affixture with the company seals by the legal or authorized representatives of both parties;

            9.1.2 Party B's carrying out of the resolution procedures for affiliated transactions, receipt of the approval to this Agreement from its independent shareholders or the exemption from Hong Kong Stock Exchange to the affiliated transactions involved herein in accordance with Party B's Articles of Association and the Listing Rules of the Hong Kong Stock Exchange;

            9.1.3 Party B's receipt of the approval to its proposed initial public offering of A shares inside the PRC and the entrance of all of the funds raised


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                  through such offering into Party B's account; and

            9.1.4 The effectiveness of the Railway Operating Assets Purchase
                  Agreement By and Between Guangzhou Railway (Group) Company and Guangzhou Railway Group Yangcheng Railway Company and the consummation of the acquisition of assets and business contemplated thereunder.

                  This Agreement, upon becoming effective, shall supercede any and all of the agreements or arrangements by and between Party A and Party B in respect of the Comprehensive Services hereunder prior to the effective date hereof.

      9.2 Headings used herein are inserted only for purpose of convenience and shall not impair the meaning of this Agreement or any provision herein.

      9.3 Neither Party A nor Party B may assign any of its interests hereunder to any third party at its own discretion without prior written consent from the other party. This Agreement shall be binding upon the permitted assignees of both Party A and Party B and the successors of the rights and obligations of each of Party A and Party B resulted from the division, consolidation or any other kind of legal person change of each of Party A and Party B. For purposes of this Article, the companies and entities controlled, managed or otherwise under the regulation by either Party A or Party B shall not be considered a "third party".

      9.4 In case either party breaches any of its obligations hereunder and causes any economic loss to the other party, the other party shall have the right to request the breaching party to provide a remedy within a specified time limit, continue to perform this Agreement or make compensation for various losses, and may rescind any relevant portion of this Agreement or this Agreement in whole when necessary.


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      9.5 The execution, effect, interpretation, performance of, and resolution of any dispute arising from, this Agreement shall be governed and protected by the laws of the People's Republic of China.

      9.6 Where after the effectiveness of this Agreement, the economic interests of either Party A or Party B are materially adversely affected by the enactment of any new law, regulation or order, or any amendment made to any existing law, regulation or order, or any new interpretation of any existing law, regulation or order, Party A and Party B shall immediately conduct negotiations on any necessary amendment to this Agreement to ensure that each party will receive the originally intended benefits hereunder. Where either party's interests are still subject to substantial damage even after such amendment to this Agreement, this Agreement may be terminated by agreement between Party A and Party B after consultations.

      9.7 Party A and Party B may execute supplementary agreements for any specific items of services on the basis of the principles set forth herein. Such supplementary agreements shall constitute an integral part of this Agreement and shall have the equal legal effect as this Agreement. In case of any discrepancy between any of such supplementary agreements and this Agreement, this Agreement shall prevail, unless otherwise provided in such supplementary agreement.

      9.8 This Agreement shall be valid for three years commencing from the effective date hereof.

      9.9 For purposes of this Agreement, "day" shall refer to a business day other than weekends and public holidays in the PRC.

      9.10 This Agreement shall be executed in five copies with each of Party A and Party B to hold two and one copy to be submitted to Guangzhou Railway (Group) Company. Each of the copies shall have equal legal effect.


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PARTY A:   (company seal)



Legal or authorized representative: ____________________



PARTY B:   (company seal)



Legal or authorized representative: ____________________


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